Zion Oil & Gas Newsletter

Friday, April 29, 2011

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Dear Shareholder and/or Friend of Zion...

Since my previous update to you, we have made progress, but not as much as I would have hoped. The preparations to drill the new (#2) sidetrack wellbore took longer than I had expected and there were some operational difficulties related to the cementing operation that we carried out in order to begin the second sidetrack borehole.

However, I have learned that, in any project, there are good days and bad days. That's the nature of reality... in life... as well as in oil & gas projects. You can read the operational update below. Our new estimated time to reach our target depth has recently been updated to June 2011.

However, there were some rays of light during a difficult week, as our geologists are currently planning the field work to be carried out, later this year, on our recently awarded Jordan Valley License.  We believe that it holds great promise for petroleum exploration in Israel.

With Libya (and the price of silver) so much in the news during the past weeks, I was reminded of the history of Bunker Hunt (of the Hunt family of Texas). Bunker Hunt bid on and was granted two leases in Libya and, in 1961, the largest ever oilfield in Africa was discovered and Bunker’s interest (valued then at approximately $7 billion dollars) made him the richest private individual in the world, at the age of 35.

So, when the going gets tough...

...and that's just what we are doing.

Whether you are a stockholder or not, please consider attending Zion's "Annual Meeting of Stockholders". This year, it will be held in Dallas, Texas at: The Westin Galleria Hotel

on: Tuesday, June 21, 2011

starting at: 2:00 p.m.

We would be happy to see you there.

Finally, here is this week's operational update:

The Ma'anit-Joseph #3 Wellsite

Drilling Operations at the Ma'anit-Joseph #3 Wellsite

Previously, we reported that we were in the process of placing a cement plug in the bottom of the first sidetrack well.  Once sufficiently cured (hardened), the cement plug would then provide the necessary solid foundation from which the second sidetrack well can be 'kicked-off' (i.e. started).

Cementing operations require a good estimation of the wellbore volume to be plugged so that the proper amount of cement and other additives can be pumped to achieve the desired plug size and strength.  Under normal well conditions, the setting of a cement plug in an existing well is a fairly routine process.

The severe sloughing of the rock formations experienced while drilling the deep section of Ma’anit-Joseph #3, however, created abnormal conditions for cementing such that the initial attempts to set a plug were ineffective. We now appear to have a cement plug of sufficient strength to allow us to proceed with drilling operations.

As of today, we are attempting to kick-off the new sidetrack well at an approximate depth of 13,718 feet (4,181 meters) towards our target in the Permian geologic layer at a depth of approximately 19,360 feet (5,900 meters).

In a final note, this past week we obtained some additional bio-stratigraphic data from rock samples collected in the first sidetracked well.  This data not only corroborates our previous report that the first sidetrack well reached rock of Triassic geological age but it also suggests we may have actually reached the very top of the Permian geological layer.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion and Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information

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More information about Zion is available at www.zionoil.com or by contacting

Mike Williams at:

Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300, Dallas, TX 75231

telephone 1-214-221-4610 or 1-888-891-9466

email: dallas@zionoil.com